Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:

"AHP MANAGMENT INC", A CALIFORNIA CORPORATION,

WITH AND INTO "AHP ACQUISITION CORP." UNDER THE NAME OF “AHP ACQUISITION CORP.”, A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF FEBRUARY, A.D. 2021, AT 1:19 O`CLOCK P.M.

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CERTIFICATE OF MERGER OF

AHP MANAGEMENT INC.

WITH AND INTO

AHP ACQUSITION CORP.

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law ("DGCL"), the undersigned corporation organized and existing under and by virtue of the DGCL executed the following Certificate of Merger:

FIRST: The name and state of incorporation of each of the constituent corporations of the

Name	State of Incorporation
AHP Acquisition Corp.	Delaware
AHP Management Inc.	California

SECOND: The Agreement and Plan of Merger, dated as of February 22, 2021, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is AHP Management, Inc., a Delaware corporation.

FOURTH: The Certificate oflncorporation of the surviving corporation as in effect immediately prior to the merger shall be amended and restated in its entirety as set forth in Exhibit A attached hereto and, as so amended and restated, shall be its Certificate of Incorporation.

FIFTH: The merger shall be effective on filing of this Certificate of Merger with the Secretary of State of the State of the State of Delaware.

SIXTH: The Agreement and Plan of Merger is on file at 501 1sr Ave. N, St. Petersburg. FL 33701, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the surv1vmg corporation on request, without cost, to any stockholder of the constituent corporations.

[Signature Page Follows]

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IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 24th day of February,2021.

AHP ACQUISITION CORP.

By: /s/ Elisa Luqman
Name: Elisa Luqman
Title: President

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EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AHP ACQUISITION CORP.

AHP Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1. The present name of the corporation (hereinafter called the "Corporation") is "AHP Acquisition Corp." which is the name under which the Corporation was originally incorporated; and the date of filing the original certificate of incorporation of the Corporation ("Original Certificate") with the Secretary of State of the State of Delaware is January 26, 2021.

2. This amended and restated certificate of incorporation has been duly adopted in accordaoce with the provisions of Sections 228,242, and 245 of the General Corporation Law of the State of Delaware.

3. The text of the Original Certificate of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of this Corporation is AHP Management, Inc.

ARTICLE II

The address of the registered office of this Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The Corporation's registered agent at that address is Corporation Service Company.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV

This Corporation is to have perpetual existence.

ARTICLEV

This Corporation is authorized to issue 1,000 shares of Common Stock with a par value of $0.0001 per share. Authority is hereby expressly granted to the Board of Directors of this Corporation from time to time to issue any authorized but unissued shares of common stock for such consideration and on such terms as it may determine.

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ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal from time to time any or all of the Bylaws of this Corporation.

ARTICLE VII

The number of directors which shall constitute the whole Board of Directors of this Corporation shall be as specified in the Bylaws of this Corporation, subject to the provisions of Article VI and this Article VII.

ARTICLE VIII

A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of the Certificate of Incorporation or Bylaws or of any statute inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any acts or omissions occurring, or any causes of action, suits or claims that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

This Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained herein, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors, or any other person whomsoever by or pursuant to the Certificate of Incorporation in its present form or as hereafter amended are granted, subject to the rights reserved in this Article IX.

ARTICLE X

Meetings of stockholders may be held outside the State of Delaware, if the Bylaws so provide. The books of this Corporation may be kept (subject to any provision of law) outside of the State of Delaware. Elections of directors need not be by ballot unless the Bylaws of this Corporation shall so provide.

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